EXHIBIT 99.1

Inuvo Reports 2011 Third Quarter Financial Results; Hosts Conference Call Today

CLEARWATER, FL – November 10, 2011 – Inuvo®, Inc. (NYSE Amex: INUV), an online marketing technology and services company, announced today its financial results for the third quarter and nine months ending September 30, 2011.

Recent Highlights

•
Announced the intent to acquire Vertro™, Inc. (NASDAQ: VTRO), owner and operator of the ALOT™ product portfolio.  The deal will bring together two public digital media companies whose combined distribution, expertise, partnerships, technology and synergies should position Inuvo well in the evolving digital marketplace.

•
Launched Kowabunga®, “More Deals, More Places” (www.kowabunga.com), daily deals website with over 600 national and local market deals sourced from third-party deal providers across 50 U.S. markets.  Throughout the quarter, the number of deals swelled to over 1,800 across 80 U.S. markets with plans to expand to over 100 markets by the end of 2011.

•
Developed and released a Kowabunga ad unit, available within the Inuvo Platform, to allow publishers the opportunity earn commission for promoting Kowabunga deals on their websites. The ad unit, when placed on a publisher’s page, rotates through available daily deals based on the geography of the consumer entering that page.

•
Began distribution efforts associated with the BargainMatch® application, launching tests both through direct marketing campaigns and private-label versions with partners.  Inuvo expects, at scale, that these partners will be able to deliver thousands of new users daily through their large existing user base.

•	In the first nine months of 2011, deployed 17 new publishers who collectively generated $2.0 million in revenue.

“The third quarter has brought us new and exciting opportunities for growth. With the planned acquisition of Vertro, the launch of the Kowabunga daily deals business and the advancement of BargainMatch, we remain true to our strategy to nurture our core business while investing in growth initiatives within new markets that leverage our core assets,” commented Richard K. Howe, Inuvo’s CEO.

Three Month Financial Results for the Period Ended September 30, 2011

Inuvo reported today revenue of $8.2 million for the quarter ended September 30, 2011, a $6.1 million decrease from the same quarter last year.  Gross profit decreased $2.2 million in the third quarter to $3.6 million compared to $5.8 million in the same quarter last year, though gross margins increased to 43.5% from 40.8% in the same quarter last year. The decrease in revenue and gross profit was due primarily to lower revenue within the Network, the result of a decline in revenue per search following the migration from Yahoo! to Microsoft in late 2010. Revenue further declined as a result of a full quarter impact of exiting the telemarketing businesses in June of this year.

The net loss for the quarter ended September 30, 2011 was $1.4 million compared to a net loss of $2.2 million for the same period last year. The current year net loss includes approximately $400,000 of one-time charges for adjusting the fair value of stock option grants, accruing a potential litigation settlement, writing off capitalized development costs related to the Kidzadu™ project, incurring expenses related to the Vertro acquisition and accruing severance costs related to a reduction-in-force.  The last year quarter net loss included a one-time charge of $1.9 million for discontinued operations.

Adjusted EBITDA, a non-GAAP measure was $87,580 in the third quarter of 2011 compared to a positive $1,237,877 in the same quarter last year.

Nine Month Financial Results for the Period Ended September 30, 2011

For the nine months ended September 30, 2011, Inuvo reported revenue of $29.2 million, a $5.8 million decrease from the same period last year.  Gross profit decreased $472 thousand this year to $13.1 million compared to $13.6 in the same period last year. Gross margins increased to 44.9% from 38.8% in the same period last year. The increase in gross profit is due primarily to growth within the owned and operated properties segment.

The net loss for the nine months ended September 30, 2011 was $4.6 million compared to a net loss of $4.3 million for the same period last year. The current year net loss includes several one-time charges; $374,800 for settlement of litigation, a $340,000 fee and a $101,745 write off of a note receivable related to the early termination of a outsourced telemarketing contract, and the approximately $400,000 of additional one time charges incurred in the third quarter, partially offset by a $257 thousand credit recognized in the settlement of a discontinued operation.

Adjusted EBITDA, a non-GAAP measure was a loss of $43,438 in the nine month period of 2011 compared to a positive $1,374,121 in the same period last year.

Inuvo reported $1.2 million in cash at the end of the third quarter and was in compliance with all bank covenants and obligations.
Conference Call Information

The Company will host a conference call today, Thursday, November 10, 2011 at 4:30 p.m. Eastern Time.

Participants can access the call by dialing 888-669-0684 (domestic) or 201-604-0469 (international). In addition, the call will be webcast on the Investor Relations section of the Company's website at www.inuvo.com where it will also be archived for 45 days. A telephone replay will be available through Thursday, November 24, 2011.

To access the replay, please dial 888-632-8973 (domestic) or 201-499-0429 (international).  At the system prompt, enter the code 73381956 followed by the # sign. Playback will automatically begin.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an online marketing technology and services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics.  To find out more about how you can work with Inuvo, please visit www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Inuvo are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Inuvo's filings with the Securities and Exchange Commission.

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31,
	(Unaudited)	2010
Assets
Current assets:
Cash	$1,160,180	$118,561
Restricted cash	475,410	140,493
Accounts receivable, net	2,872,463	4,500,894
Other current assets	342,685	523,839
Current assets of discontinued operations	50,000	50,000
Total current assets	4,900,738	5,333,787
Property and equipment, net	1,917,156	2,749,098
Goodwill	3,351,405	3,351,405
Intangible assets	2,636,332	2,511,918
Other assets	2,243	79,324
Total assets	$12,807,874	$14,025,532

Liabilities and stockholders’ equity
Current liabilities:
Term and credit notes payable – current portion	$757,000	$1,850,000
Accounts payable	4,133,392	5,479,796
Deferred revenue	18,083	19,921
Accrued expenses and other current liabilities	1,979,674	1,599,625
Current liabilities of discontinued operations	220,000	712,024
Total current liabilities	7,108,149	9,661,366

Term and credit notes payable – long-term	2,250,000	-
Other long-term liabilities	309,183	356,509
Total liabilities	9,667,332	10,017,875

Total stockholders’ equity	3,140,542	4,007,657
Total liabilities and stockholders’ equity	$12,807,874	$14,025,532

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net revenue	$8,203,116	$14,270,285	$29,209,646	$34,974,369
Cost of revenue	4,635,908	8,454,134	16,106,187	21,398,837
Gross profit	3,567,208	5,816,151	13,103,459	13,575,532
Operating expenses:
Search costs	1,959,042	1,705,124	6,749,115	3,059,407
Compensation and telemarketing	1,481,007	2,525,672	6,367,437	7,808,735
Selling, general and administrative	1,363,385	1,785,609	4,018,959	5,707,928
Total operating expenses	4,803,434	6,016,405	17,135,511	16,576,070
Operating loss	(1,236,226)	(200,254)	(4,032,052)	(3,000,538)
Interest and other expenses, net	(131,530)	(120,123)	(817,343)	(430,889)
Loss from continuing operations before taxes	(1,367,756)	(320,377)	(4,849,395)	(3,431,427)
Income tax expense	(141)	(1,760)	(141)	(2,642)
Net loss from continuing operations	(1,367,897)	(322,137)	(4,849,536)	(3,434,069)
Net income from discontinued operations	-	(1,910,302)	257,136	(890,252)
Net loss	$(1,367,897)	$(2,232,439)	$(4,592,400)	$(4,324,321)

Per common share data:
Basic and diluted:
Net loss from continuing operations	$(0.14)	$(0.04)	$(0.53)	$(0.40)
Net income from discontinued operations	-	(0.22)	0.03	(0.11)
Net loss	$(0.14)	$(0.26)	$(0.50)	$(0.51)

Weighted average shares (Basic and diluted)	10,035,791	8,521,780	9,137,659	8,475,377

By Segment: (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net revenue:
Performance marketing	$5,349,220	$10,630,826	$18,723,897	$26,017,902
Web properties	2,853,896	3,639,459	10,485,749	8,956,467
Total	$8,203,116	$14,270,285	$29,209,646	$34,974,369

Gross profit:
Performance marketing	$1,421,929	$2,743,390	$4,610,714	$6,387,973
Web properties	2,145,279	3,072,761	8,492,745	7,187,559
Total	$3,567,208	$5,816,151	$13,103,459	$13,575,532

INUVO, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010		2011	2010
Net loss from continuing operations	$(1,367,897)	$	(322,137)	$(4,849,536)	$(3,434,069)
Interest expense, net	53,169		133,257	263,730	444,023
Income tax expense	141		1,760	141	2,642
Depreciation	378,880		454,717	1,184,191	1,389,790
Amortization	660,738		724,220	2,018,956	2,392,329
Stock based payments	362,549		246,060	1,339,080	579,406
Adjusted EBITDA	$87,580		$1,237,877	$(43,438)	$1,374,121

By Segment:

Performance marketing	$814,500		$2,246,111	$2,869,033	$4,839,682
Web properties	257,156		710,874	189,768	2,117,307
Corporate	(984,076)		(1,719,108)	(3,102,239)	(5,582,868)

Adjusted EBITDA	$87,580		$1,237,877	$(43,438)	$1,374,121

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”
Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance.  We defined Adjusted EBITDA as net loss from continuing operations plus (i) interest expense, net, (ii) provision for taxes, (iii) depreciation and amortization, and (iv) stock based payments.  These further adjustments are itemized above.  You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.  In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Contact

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
727-324-0176
wallace.ruiz@inuvo.com
Investor Relations
Alliance Advisors, LLC.
Thomas Walsh
212-398-3486
twalsh@allianceadvisors.net